Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Fiscal 2010 Fourth Quarter and Full-Year Results

•	Net sales increased 7 percent in fourth quarter fiscal 2010 and 1 percent in full-year fiscal 2010

•	Operating loss of $11 million improved $87 million in fourth quarter fiscal 2010 and operating income of $32 million improved by $354 million in full-year fiscal 2010

•	Adjusted EBITDA increased by $64 million in fourth quarter fiscal 2010 and by $76 million in full-year fiscal 2010

•	$1.3 billion of liquidity

ATLANTA, GA – April 14, 2011 – HD Supply, Inc. today reported net sales for the fiscal 2010 fourth quarter ended January 30, 2011 of $1.7 billion, an increase of $107 million, or 6.7 percent, compared to the fourth quarter of fiscal 2009. Gross profit for the fourth quarter of fiscal 2010 increased by $54 million, or 12.7 percent, to $480 million compared to $426 million for the fourth quarter of fiscal 2009. Gross profit for the fourth quarter of fiscal 2010 was 28.3 percent of net sales versus 26.8 percent of net sales for the fourth quarter of fiscal 2009. Operating loss for the fourth quarter of fiscal 2010 was $11 million, an improvement of $87 million compared to an operating loss of $98 million for the fourth quarter of fiscal 2009. Liquidity at the end of the fourth quarter of fiscal 2010 was $1.3 billion, an increase of approximately $426 million versus the end of fiscal 2009.

Consolidated loss from continuing operations for the fourth quarter of fiscal 2010 was $203 million, compared to a loss from continuing operations of $168 million for the same period in fiscal 2009. Loss from continuing operations in the fourth quarter of fiscal 2010 and fiscal 2009 included non-cash charges of $88 million and $1 million, respectively, to increase the valuation allowance against the company’s deferred tax assets. Excluding the 2010 and 2009 charges for the deferred tax valuation allowances, adjusted loss from continuing operations of $115 million in the fourth quarter of fiscal 2010 improved $52 million as compared with the adjusted loss from continuing operations of $167 million in the fourth quarter of fiscal 2009.

“In 2010, our associates’ continued focus on our customers and our significant investments in the company to accelerate sales and growth momentum enabled us to gain market share and report year-over-year improved financial results, the first since 2007. Furthermore, our liquidity remains very strong, which allows us to meet our commitments and continuously invest in profitable growth,” stated Joe DeAngelo, CEO, HD Supply. “These investments and our associates’ outstanding performance make HD Supply the distributor of choice for our customers.”

Full-Year Financial Results

Net sales for the full year of fiscal 2010 were $7.5 billion, an increase of $59 million, or 0.8 percent, compared to the full year of fiscal 2009. Gross profit increased by $81 million, or 4.1 percent, to $2.1 billion in fiscal 2010 versus gross profit of $2.0 billion in fiscal 2009. Gross profit for full-year fiscal 2010 was 27.8 percent of net sales versus 26.9 percent of net sales for full-year fiscal 2009. Operating income in the full year of fiscal 2010 was $32 million, an increase of

$354 million compared to the full year of fiscal 2009, which included a $224 million pre-tax goodwill impairment charge. Excluding the goodwill impairment charge in fiscal 2009, adjusted operating income for fiscal 2010 increased $130 million compared to fiscal 2009.

Consolidated loss from continuing operations for the full year of fiscal 2010 was $619 million, compared to a loss from continuing operations of $505 million for the full year of fiscal 2009. Loss from continuing operations in fiscal 2010 and fiscal 2009 included $230 million and $7 million, respectively, of non-cash charges to increase the valuation allowance against the company’s deferred tax assets. In addition, loss from continuing operations in fiscal 2009 included a $224 million pre-tax goodwill impairment charge ($186 million after-tax) and a non-operating, non-cash pre-tax gain of $200 million ($123 million after-tax) resulting from the extinguishment of senior subordinated debt. Excluding these items, adjusted loss from continuing operations of $389 million in fiscal 2010 improved $46 million as compared with the adjusted loss from continuing operations of $435 million in fiscal 2009.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of fiscal 2010 was $84 million compared with $20 million in the fourth quarter of fiscal 2009. Full-year fiscal 2010 Adjusted EBITDA was $431 million compared with $355 million in the full year of fiscal 2009. Adjusted EBITDA for full-year fiscal 2010 was 5.8 percent of net sales versus 4.8 percent of net sales for full-year fiscal 2009. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of industry-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 765 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 30, 2011, to be filed April 14, 2011 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Fiscal Year Ended
	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010
Net Sales	$1,699	$1,592	$7,477	$7,418
Cost of sales	1,219	1,166	5,400	5,422

Gross Profit	480	426	2,077	1,996
Operating expenses:
Selling, general and administrative	402	414	1,671	1,680
Depreciation and amortization	89	96	366	386
Restructuring	—	14	8	28
Goodwill impairment	—	—	—	224

Total operating expenses	491	524	2,045	2,318

Operating Income (Loss)	(11)	(98)	32	(322)

Interest expense	159	153	623	602
Other (income) expense, net	—	(3)	—	(208)

Income (Loss) from Continuing Operations Before Income Taxes	(170)	(248)	(591)	(716)
Provision (benefit) for income taxes	33	(80)	28	(211)

Income (Loss) from Continuing Operations	(203)	(168)	(619)	(505)
Discontinued operations, net of tax	—	—	—	(9)

Net Income (Loss)	$(203)	$(168)	$(619)	$(514)

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter and year-to-date period, HD Supply supplemented its reporting of loss from continuing operations with non-GAAP measurements including Adjusted EBITDA and to reflect the impact of the 2010 and 2009 charges for the deferred tax valuation allowance and the 2009 gain from the debt extinguishment and charge for the goodwill impairment. HD Supply believes that these non-GAAP measurements better enable management and investors to understand and analyze HD Supply’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Below is a reconciliation of the non-GAAP measurements to the corresponding GAAP measurements. Additional information regarding the non-GAAP financial measures referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

Non-GAAP Measures – Reconciliation (amounts in millions). unaudited

	Three Months Ended
	January 30, 2011			January 31, 2010
	Reported (GAAP)	Adjustment (1)	Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	Adjusted (Non- GAAP)
Gross Profit	$480	$—	$480	$426	$—	$426
Operating expenses:
Goodwill impairment	—	—	—	—	—	—
Other operating expenses	491	—	491	524	—	524

Total operating expenses	491	—	491	524	—	524

Operating Income (Loss)	(11)	—	(11)	(98)	—	(98)

Interest expense	159	—	159	153	—	153
Other (income) expense, net	—	—	—	(3)	—	(3)

Income (Loss) from Continuing Operations Before Income Taxes	(170)	—	(170)	(248)	—	(248)
Provision (benefit) for income taxes	33	(88)	(55)	(80)	(1)	(81)

Income (Loss) from Continuing Operations	$(203)	$88	$(115)	$(168)	$1	$(167)

	Fiscal Year Ended
	January 30, 2011			January 31, 2010
	Reported (GAAP)	Adjustment (1)	Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	Adjusted (Non- GAAP)
Gross Profit	$2,077	$—	$2,077	$1,996	$—	$1,996
Operating expenses:
Goodwill impairment	—	—	—	224	(224)	—
Other operating expenses	2,045	—	2,045	2,094	—	2,094

Total operating expenses	2,045	—	2,045	2,318	(224)	2,094

Operating Income (Loss)	32	—	32	(322)	224	(98)

Interest expense	623	—	623	602	—	602
Other (income) expense, net	—	—	—	(208)	200	(8)

Income (Loss) from Continuing Operations Before Income Taxes	(591)	—	(591)	(716)	24	(692)
Provision (benefit) for income taxes	28	(230)	(202)	(211)	(46)	(257)

Income (Loss) from Continuing Operations	$(619)	$230	$(389)	$(505)	$70	$(435)

(1)	Management regularly assesses the realization of the company’s net deferred tax assets and the need for any valuation allowance. During the three months and fiscal year ended January 30, 2011, the company recorded an increase of $88 million and $230 million, respectively, in the valuation allowance against deferred tax assets.
(2)

During the three months and fiscal year ended January 31, 2010, the company recorded an increase of $1 million and $7 million, respectively, in the valuation allowance against deferred tax assets. During the third quarter of fiscal 2009, the company recorded a $224 million goodwill impairment charge ($186 million net of tax). During the first quarter of fiscal 2009, the company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5 percent Senior Subordinated Notes due 2015 for $62 million. As a result, the company recognized a pre-tax gain of $200 million ($123 million net of tax) in the full year of fiscal 2009 for the extinguishment of this portion of the 13.5 percent Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Fiscal Year Ended
	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010
Net income (loss)	$(203)	$(168)	$(619)	$(514)
Less loss from discontinued operations, net of tax	—	—	—	9

Income (loss) from continuing operations	(203)	(168)	(619)	(505)
Interest expense, net	159	153	623	602
Provision (benefit) from income taxes	33	(80)	28	(211)
Depreciation and amortization	90	97	369	392

EBITDA	79	2	401	278

Adjustments to EBITDA:
Other (income) expense, net(i)	—	(3)	—	(208)
Goodwill impairment(ii)	—	—	—	224
Restructuring charge(iii)	—	15	8	38
Stock-based compensation(iv)	4	5	17	18
Management fee & related expenses paid to Equity Sponsors(v)	1	1	5	5

Adjusted EBITDA	$84	$20	$431	$355

(i)	Represents the gain on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the non-cash impairment charge of goodwill recognized during fiscal 2009 in accordance with Accounting Standards Codification 350, Intangibles – Goodwill and Other.
(iii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iv)	Represents the non-cash costs for employee stock options.
(v)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the Company reimburses certain Equity Sponsor expenses.